Exhibit 15.1

北京德恒律师事务所	Beijing DeHeng Law Offices

12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888
Beijing, P.R. China 100033	Fax: (86) 010-52682999
中国 ● 北京西城区金融街 19 号	Website: www.dehenglaw.com
富凯大厦 B 座 12 层 邮编：100033	Email: DeHeng@dehenglaw.com

May 15, 2024

To:	Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street
Liandu District, Lishui City
Zhejiang Province, 323000
People’s Republic of China

Dear Sirs,

Solely in connection with the Company’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”) , we hereby consent to the references to our firm and the summary of our opinion under the headings “Enforceability of Civil Liabilities” on page v, “Item 3. Key Information—Permissions Required for Our Operations in China” on page 14, page 16 and page 17, “Item 3. Key Information—Risks Relating to Our Business and Industry” on page 39, “Item 3. Key Information—Risks Relating to Doing Business in China” on page 66 and page 69, and “Item 4. Information on the Company—C. Organizational Structure” on page 120 separately included in the Annual Report, which is filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2024. We also consent to the filing with of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Beijing DeHeng Law Offices

/s/ 张晓丹 (Zhang Xiaodan)
张晓丹 (Zhang Xiaodan)